UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 17, 2013

ELECTRO-SENSORS, INC.

(Exact name of Registrant as Specified in its Charter)

Minnesota	000-09587	41-0943459
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6111 Blue Circle Drive
Minnetonka, Minnesota 55343-9108

(Address of Principal Executive Offices)

(952) 930-0100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2013, Bradley D. Slye resigned from his positions as President, Chief Executive Officer, and Chief Financial Officer of Electro-Sensors, Inc. (the “Company”), as well as from his position as a member of the Board of Directors (the “Board”) of the Company, effective as of July 23, 2013. Going forward, Mr. Slye intends to focus all his time and efforts with the Company on product development and technology integration and, to that end, will remain with the Company as its Product Development and Integration Manager. Mr. Slye’s resignation from the Board was not due to any disagreement with the Company and Mr. Slye was instrumental in the appointment of his successor.

Also on July 17, 2013, the Board appointed David L. Klenk as President, Chief Executive Officer and Chief Financial Officer of the Company, effective as of July 23, 2013. Mr. Klenk, age 48, is currently a member of the Board and serves on the Board’s Audit and Nominating Committees. As of the effective date of Mr. Klenk’s appointment as President, Chief Executive Officer and Chief Financial Officer Mr. Klenk will no longer serve on the Audit and Nominating Committees.

Mr. Klenk has extensive operations and finance experience.  From 2006 to May 2013, Mr. Klenk served as President and as a director of Harland Medical Systems, Inc., a privately-held medical technology company serving specialty-coatings markets. Previously, from 1993 to 2005, Mr. Klenk held executive positions of increasing responsibility at August Technology Corporation (now Rudolph Technologies, Inc.), a publicly-traded company providing various process-related systems used by microelectronics device manufacturers. Mr. Klenk currently serves as a director of two privately-held companies. Mr. Klenk holds an MBA from the University of Arizona with dual concentrations in Entrepreneurship and Finance, and a BS in Business Administration from Northern Arizona University.

Mr. Klenk will receive a salary of $150,000 per year and will be eligible for a bonus to be determined by the Board and the Compensation Committee. Upon the effective date of Mr. Klenk’s employment as President, Chief Executive Officer and Chief Financial Officer of the Company, Mr. Klenk will receive an incentive stock option to purchase 50,000 shares of Company common stock at an exercise price of 100% of the fair market value of the Company common stock on such date. This option will be granted pursuant to the Company’s 2013 Equity Incentive Plan and will have a ten-year term. The option will vest immediately on the date of grant.

Mr. Klenk was not appointed pursuant to any arrangement or understanding with any person, and Mr. Klenk does not have any family relationships with any directors or executive officers of the Company. Neither Mr. Klenk nor any of his immediate family has been a party to any transaction with the Company during the Company's last two fiscal years, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

On July 23, 2013, the Company issued a press release announcing the appointment of Mr. Klenk as the Company’s President, Chief Executive Officer and Chief Financial Officer. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated herein by reference.

On July 23, 2013, the Board appointed Scott Gabbard as a member of the Board, effective as of the resignation of Mr. Slye from his position as member of the Board. Mr. Gabbard was also appointed to serve as a member of the Board’s Audit, Compensation, and Nominating Committees, and Mr. Gabbard will serve as the Audit Committee financial expert. Mr. Gabbard will succeed Mr. Klenk on the Audit and Nominating Committees. Since April 2006, Mr. Gabbard has served as the Chief Financial Officer of Magenic Technologies, Inc., a privately-held software consulting organization. Previously, from February 2000 until November 2005, he was the Vice-President – Finance of August Technology Corporation (now Rudolph Technologies, Inc.). Mr. Gabbard holds a BA in Accounting and Finance from the University of Northern Iowa.

In connection with his appointment to the Board, Mr. Gabbard will be compensated pursuant to the Company's existing director compensation plan, which shall be provided on a prorated basis for the period beginning with his effective start date and ending with the Company's fiscal year end. Mr. Gabbard was not elected pursuant to any arrangement or understanding with any person. Neither Mr. Gabbard nor any of his immediate family has been a party to any transaction with the Company during the Company's last two fiscal years, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

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Item 8.01.	Other Events.

On July 23, 2013, the Company issued a press release announcing the Board’s decision to temporarily suspend the Company’s quarterly dividend program. A copy of the Company’s press release announcing the decision is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Exhibits.
.
(d) Exhibits

Exhibit No	Description

99.1	Press Release, dated July 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELECTRO-SENSORS, INC.

Date: July 23, 2013	By:	/s/ Bradley D. Slye
Bradley D. Slye Chief Executive Officer and Chief Financial Officer

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INDEX TO EXHIBITS FILED WITH THIS REPORT

Exhibit No	Description

99.1	Press Release, dated July 23, 2013.

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